Exhibit 3.17(b)

State of Delaware Secretary of State Division of Corporations Delivered 12:13 PM 12/17/2014 FILED 12:08 PM 12/17/2014 SRV 141549735 - 5657896 FILE

State of Delaware

Certificate of Correction

of a Limited Liability Company

to be filed pursuant to Section 18-211(a)

1.                                      The name of the Limited Liability Company is: NRG Fuel Cell Holdings LLC.

2.                                      That a Certificate of Formation was filed by the Secretary of State of Delaware on 12/15/14, and that said Certificate requires correction as permitted by Section 18-211 of the Limited Liability Company Act.

3.                                      The inaccuracy or defect of said Certificate is: (must give specific reason)

The name of the entity was formed erroneously as, “NRG Fuel Cell Holdings LLC”, due to an in house company error.

4.                                      The Certificate is hereby corrected to read as follows:

The name of the limited liability company is NYLD Fuel Cell Holdings LLC.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of December, A.D. 2014.

By:	/s/ Lynne P. Wittkamp
Authorized Person

Name:	Lynne P. Wittkamp
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